Exhibit 4



         THIS VOTING TRUST AGREEMENT, dated as of March 13, 1998, by and among Canadian National Railway Company, a Canadian corporation ("Parent"), Blackhawk Merger Sub, a Delaware corporation and an indirect wholly owned subsidiary of Parent ("Merger Subsidiary") and The Bank of New York, a New York banking corporation (the "Trustee"),

                              W I T N E S S E T H:

         WHEREAS, it is intended that Merger Subsidiary will commence and complete a cash tender offer (the "Offer") for up to an aggregate of [ ] outstanding shares of common stock ("Shares") of Blackhawk, a Delaware corporation (the "Company") to be followed by a merger of Merger Subsidiary with and into the Company (the "Merger") pursuant to, and upon the terms and conditions set forth in, the Agreement and Plan of Merger dated as of February 16, 1998 among the Company, Parent and Merger Subsidiary, as it may be amended from time to time (the "Merger Agreement") (a copy of which is attached hereto as Exhibit A);

         WHEREAS, it is intended that the consummation of the Merger will occur prior to any issuance by the Surface Transportation Board (the "STB") of any required approval for, or exemption of, Parent's control of the Company;

         WHEREAS, Parent and Merger Subsidiary intend, simultaneously with the acquisition of the Shares of the Company pursuant to the Offer and pursuant to the Merger (the corporation surviving the Merger also referred to herein as the "Company"), to cause the deposit of such shares in an independent, irrevocable voting trust, pursuant to the rules of the STB, in order to avoid any allegation or assertion that Parent or any of its affiliates is controlling or has the power to control the Company prior to the receipt of any required STB approval or exemption;

         WHEREAS, neither the Trustee nor any of its affiliates has any officers or board members in common or any direct or indirect business arrangements or dealings (as described in Paragraph 9 hereof) with Parent or any of its affiliates; and

         WHEREAS, the Trustee is willing to act as voting trustee pursuant to the terms of this Trust Agreement and the rules of the STB,

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Parent and Merger Subsidiary hereby appoint The Bank of New York as Trustee hereunder, and The Bank of New York hereby accepts said appointment and agrees to act as Trustee under this Trust Agreement as provided herein.

         2. Parent and Merger Subsidiary agree that, prior to acceptance of any tendered Shares pursuant to the Offer, Merger Subsidiary will direct the depositary for the offer to transfer to the Trustee any Shares accepted for payment pursuant to the Offer. Parent and Merger Subsidiary also agree that immediately upon receipt, acquisition or purchase by either of them or by any of their affiliates of any additional Shares, or any other voting securities of the Company, it will transfer or cause to be transferred to the Trustee the certificate or certificates representing such additional Shares or other securities. Parent also agrees that, simultaneously with the effectiveness of the Merger, Parent will cause the transfer to the Trustee of the certificate or certificates representing 100 percent of the issued and outstanding shares of the Company, as the corporation surviving the Merger. All such certificates shall be duly endorsed or accompanied by proper instruments duly executed for transfer thereof to the Trustee, and shall be exchanged for one or more Voting Trust Certificates substantially in the form attached hereto as Attachment A (the "Trust Certificates"), with the blanks therein appropriately filled. All Shares at any time delivered to the Trustee hereunder are hereinafter called the "Company Trust Stock." The Trustee shall present to the Company all certificates representing Company Trust Stock for surrender and cancellation and for the issuance and delivery to the Trustee of new certificates (the "Trust Stock") registered in the name of the Trustee or its nominee.

         3. The Trustee shall be present, in person or represented by proxy, at all annual and special meetings of shareholders of the Company so that all Trust Stock may be counted for the purposes of determining the presence of a quorum at such meetings. The Trustee shall be entitled and it shall be its duty to exercise any and all voting rights in respect of the Trust Stock either in person or by proxy or consent, as hereinafter provided, unless otherwise directed by an order of the STB or a court of competent jurisdiction. Parent and Merger Subsidiary agree, and the Trustee acknowledges, that the Trustee shall not participate in or interfere with the management of the Company and shall take no other actions with respect to the Company except in accordance with the terms hereof. The Trustee shall exercise all voting rights in respect of the Trust Stock in favor of any proposal or action necessary or desirable to effect, or consistent with the effectuation of, the acquisition of the Company by Parent and Merger Subsidiary pursuant to the Merger Agreement and, without limiting the generality of the foregoing, if there shall be with respect to the Board of Directors of the Company an "Election Contest" as defined in the Proxy Rules of the Securities and Exchange Commission (the "SEC"), in which one slate of nominees shall support the effectuation of the Merger and another oppose it, in favor of the slate supporting the effectuation of the Merger. In addition, for so long as the Merger Agreement is in effect, the Trustee shall vote all shares of Trust Stock to cause any other proposed merger, business combination or similar transaction (including, without limitation, any consolidation, sale of all or substantially all the assets, reorganization, recapitalization, liquidation or winding up of or by the Company) involving the Company, but not involving Parent or one of its affiliates (other than in connection with a disposition pursuant to paragraph 8), not to be effected. The Trustee shall vote all shares of Trust Stock in favor of any proposal or action necessary or desirable to dispose of Trust Stock in accordance with Paragraph 8 hereof. Except as otherwise expressly provided in the three immediately preceding sentences, the Trustee shall vote all shares of Trust Stock with respect to all matters, including, without limitation, the election or removal of directors, voted on by the shareholders of the Company (whether at a regular or special meeting or pursuant to a unanimous written consent) in the Trustee's sole discretion, having due regard for the interests of the holders of the Trust Certificates as investors in the Company, determined without reference to such holders' interests in railroads other than the Company or its subsidiaries; provided that the Trustee shall not vote the Trust Stock in favor of taking or doing any act which would violate any provision of the Merger Agreement or impede the Company's performance thereunder or which if taken or done prior to the consummation of the Merger would have been a violation of the Merger Agreement. Notwithstanding the foregoing provisions of this Paragraph 3 or any other provision of this Agreement, the registered holder of a Trust Certificate may at any time -- but only with the prior written approval of the STB -- instruct the Trustee in writing to vote the Trust Stock represented by such Trust Certificate in any manner, in which case the Trustee shall vote such shares in accordance with such instructions. In exercising its voting rights in accordance with this Paragraph 3, the Trustee shall take such actions at all annual, special or other meetings of stockholders of the Company or in connection with any action by consent in lieu of a meeting.

         4. This Trust Agreement and the nomination of the Trustee during the term of the trust shall be irrevocable by Parent and its affiliates and shall terminate only in accordance with the provisions of Paragraphs 8 and 14 hereof.

         5. Subject to Paragraph 3, the Trustee shall not exercise the voting powers of the Trust Stock in any way so as to create any dependence or intercorporate relationship between (i) Parent and its affiliates, on the one hand, and (ii) the Company or its affiliates, on the other hand. The term "affiliate" or "affiliates" wherever used in this Trust Agreement shall have the meaning specified in Section 11323(c) of Title 49 of the United States Code, as amended. The Trustee shall not, without the prior approval of the STB, vote the Trust Stock to elect any officer, director, nominee or representative of Parent or any of its affiliates as an officer or director of the Company or of any affiliate of the Company. The Trustee shall be kept informed respecting the business operations of the Company by means of the financial statements and other public disclosure documents periodically filed by the Company and affiliates of the Company with the SEC and with the STB, and by means of information respecting the Company contained in such statements and other documents filed by Parent with the SEC and the STB, copies of which shall be promptly furnished to the Trustee by the Company or Parent, as the case may be, and the Trustee shall be fully protected in relying upon such information. The Trustee shall not be liable for any mistakes of fact or law or any error of judgment, or for any act or omission, except as a result of the Trustee's willful misconduct or gross negligence.

         6. All Trust Certificates shall be transferable on the books of the Trustee by the registered holder upon the surrender thereof properly assigned, in accordance with rules from time to time established for the purpose by the Trustee. Until so transferred, the Trustee may treat the registered holder as owner for all purposes. Each transferee of a Trust Certificate issued hereunder shall, by his acceptance thereof, assent to and become a party to this Trust Agreement, and shall assume all attendant rights and obligations.

         7. Pending the termination of this Trust as hereinafter provided, the Trustee shall, immediately following the receipt of each cash dividend or cash distribution as may be declared and paid upon the Trust Stock, pay the same over to or as directed the registered holder(s) of Trust Certificates hereunder as then known to the Trustee. The Trustee shall receive and hold dividends and distributions other than cash upon the same terms and conditions as the Trust Stock and shall issue Trust Certificates representing any new or additional securities that may be paid as dividends upon the Trust Stock or otherwise distributed upon the Trust Stock to the registered holder(s) of Trust Certificates in proportion to their respective interests.

         8. (a) This Trust is accepted by the Trustee subject to the right hereby reserved in Parent at any time to sell or make any other disposition of the whole or any part of the Trust Stock, whether or not an event described in subparagraph (b) below has occurred. The Trustee shall take all actions reasonably requested by Parent with respect to (including, without limitation, exercising all voting rights in respect of Trust Stock in favor of any proposal or action necessary or desirable to effect, or consistent with the effectuation
of) any proposed sale or other disposition of the whole or any part of the Trust Stock by Parent. The Trustee shall at any time upon the receipt of a direction from Parent signed by its President or one of its Vice Presidents and under its corporate seal designating the person or entity to whom Parent has directly or indirectly sold or otherwise disposed of the whole or any part of the Trust Stock and certifying that such person or entity is not an affiliate of Parent and has all necessary regulatory authority, if any be required, to purchase the Trust Stock (upon which certification the Trustee shall be entitled to rely), immediately transfer to the person or entity therein named all the Trustee's right, title and interest in such amount of the Trust Stock as may be set forth in said direction. If the foregoing direction shall specify all of the Trust Stock, then following transfer of the Trustee's right, title and interest therein, and in the event of a sale thereof, upon delivery to or upon the order of the registered holder(s) of the Trust Certificates of the proceeds of such sale, this Trust shall cease and come to an end. If the foregoing direction is as to only a part of the Trust Stock, then this Trust shall cease as to said part upon such transfer, and distribution of the net proceeds therefrom in the event of sale, but shall remain in full force and effect as to the remaining part of the Trust Stock. In the event of a direct or indirect sale of Trust Stock by Parent, the Trustee shall, to the extent the consideration therefor is payable to or controllable by the Trustee, promptly pay, or cause to be paid upon the order of Parent the net proceeds of such sale on a pro rata basis to the registered holder(s) of the Trust Certificates. It is the intention of this paragraph that no violations of 49 U.S.C. Sections 11323 will result from a termination of this Trust.

                  (b) In the event the STB Approval (as defined below) shall have been granted, then immediately upon the direction of Parent and the delivery of a certified copy of such order of the STB or other governmental authority with respect thereof, or, in the event that Subtitle IV of Title 49 of the United States Code, or other controlling law, is amended to allow Parent or its affiliates to acquire control of the Company without obtaining STB or other governmental approval, upon delivery of an opinion of independent counsel selected by the Trustee that no order of the STB or other governmental authority is required, the Trustee shall either (i) transfer to or upon the order of the registered holder(s) of Trust Certificates hereunder as then known to the Trustee, its right, title and interest in and to all of the Trust Stock then held by it in accordance with the terms, conditions and agreements of this Trust Agreement and not theretofore transferred by it as provided in subparagraph (a) hereof, or (ii) if shareholder approval of the Merger has not previously been obtained, vote the Trust Stock with respect to the Merger or any other merger between the Company and Merger Subsidiary or any other affiliate of Parent as directed by the registered holder(s) of the Trust Certificates; and upon any such transfer or merger this Trust shall cease and come to an end.

                  (c) In the event that there shall have been an STB Denial (as defined below), Parent shall use its best efforts to sell the Trust Stock to one or more eligible purchasers, or otherwise to dispose of the Trust Stock, during a period of two years after such STB Denial or such extension of that period as the STB shall approve. Any such disposition shall be subject to any jurisdiction of the STB to oversee Parent's divestiture of Trust Stock. At all times, the Trustee shall continue to perform its duties under this Trust Agreement and, should Parent be unsuccessful in its efforts to sell or distribute the Trust Stock during the period referred to, the Trustee shall as soon as practicable sell the Trust Stock for cash to one or more eligible purchasers in such manner and for such price as the Trustee in its discretion shall deem reasonable after consultation with the Parent. (An "eligible purchaser" hereunder shall be a person or entity that is not affiliated with the Parent and which has all necessary regulatory authority, if any be required, to purchase the Trust Stock.) Parent agrees to cooperate with the Trustee in effecting such disposition, and the Trustee agrees to act in accordance with any direction made by Parent as to any specific terms or method of disposition, to the extent not inconsistent with the requirements of the terms of any STB or court order. The proceeds of the sale shall be distributed on a pro rata basis to or upon the order of the registered holder(s) of the Trust Certificates hereunder as then known to the Trustee. The Trustee may, in its reasonable discretion, require the surrender to it of the Trust Certificates hereunder before paying to the holder his share of the proceeds. Upon disposition of the Trust Stock pursuant to this Paragraph 8(c), this Trust shall cease and come to an end.

                  (d) Unless sooner terminated pursuant to any other provision herein contained, this Trust Agreement shall terminate on March 13, 2003, and may be extended by the parties hereto, so long as no violation of 49 U.S.C. Sections 11323 will result from such termination or extension. All Trust Stock and any other property held by the Trustee hereunder upon such termination shall be distributed on a pro rata basis to or upon the order of the registered holder(s) of Trust Certificates hereunder as then known to the Trustee. The Trustee may, in its reasonable discretion, require the surrender to it of the Trust Certificates hereunder before the release or transfer of the stock interests evidenced thereby.

                  (e) The Trustee shall promptly inform the STB of any transfer or disposition of Trust Stock pursuant to this Paragraph 8.

                  (f) Except as provided in this Paragraph 8, the Trustee shall not dispose of, or in any way encumber, the Trust Stock.

                  (g) Notwithstanding the foregoing, if the STB issues a declaratory order that the termination of the Trust will not cause Parent or its affiliates to have control of the Company, the Trustee shall transfer on a pro rata basis to or upon the order of the registered holder(s) of Trust Certificates hereunder as then known to the Trustee, its right, title and interest in and to all of the Trust Stock then held by it in accordance with the terms and conditions of this Trust Agreement and not theretofore transferred by it as provided in subparagraph (a) hereof, and this Trust shall cease and come to an end. The Trustee may, in its reasonable discretion, require the surrender to it of the Trust Certificates hereunder before the release or transfer of the stock interests evidenced thereby.

                  (h) As used in this Paragraph 8, the terms "STB Approval" and "STB Denial" shall have the following meanings:

                           "STB Approval" means the issuance by the STB of a
                  decision, which decision shall become effective and which decision shall not have been stayed or enjoined, that (A) constitutes a final agency action approving, exempting or otherwise authorizing the acquisition of control over the Company's railroad operations by Parent and its affiliates, without the imposition of conditions that Parent, by written notice to the Trustee, has deemed to be unacceptable, and (B) does not require any change in the consideration paid or to be paid pursuant to the Merger Agreement or other material provisions thereof, unless Parent, by written notice to the Trustee, has determined any such change to be acceptable to Parent.

                           "STB Denial" means (i) STB Approval shall not have
                  been obtained by December 31, 2000 or (ii) the STB shall have, by an order which shall have become final and no longer subject to review by the courts, refused to approve the control referred to in clause (A) of the definition of STB Approval.

         9. Neither the Trustee nor any affiliate of the Trustee may have (i) any officers, or members of their respective boards or directors, in common with Parent or any of its affiliates, or (ii) any direct or indirect business arrangements or dealings, financial or otherwise, with Parent or any of its affiliates, other than dealings pertaining to establishment and carrying out of this Trust. Mere investment in the stock or securities of Parent or any of its affiliates by the Trustee, short of obtaining a controlling interest, will not be considered a proscribed business arrangement or dealing, but in no event shall any such investment by the Trustee in voting securities of Parent or its affiliates exceed 5 percent of their outstanding voting securities; and in no event shall the Trustee hold a proportion of such voting securities so substantial as to permit the Trustee in any way to control or direct the affairs of Parent or its affiliates. Neither Parent nor its affiliates shall purchase the stock or securities of the Trustee or any affiliate of the Trustee.

         10. The Trustee shall be entitled to receive reasonable and customary compensation for all services rendered by it as Trustee under the terms hereof, and said compensation to the Trustee, together with all counsel fees, taxes, or other expenses reasonably incurred hereunder, shall be promptly paid by Parent.

         11. The Trustee may at any time or from time to time appoint an agent or agents and may delegate to such agent or agents the performance of any administrative duty of the Trustee and be entitled to reimbursement for the fees and expenses of such agents.

         12. The Trustee shall not be answerable for the default or misconduct of any agent or attorney appointed by it in pursuance hereof if such agent or attorney shall have been selected with reasonable care. The duties and responsibilities of the Trustee shall be limited to those expressly set forth in this Trust Agreement. The Trustee shall be fully protected by acting in reliance upon any notice, advice, direction or other document or signature believed by the Trustee to be genuine. The Trustee shall not be responsible for the sufficiency or accuracy of the form, execution, validity or genuineness of the Trust Stock, or of any other documents, or of any endorsement thereon, or for any lack of endorsement thereon, or for any description therein, nor shall the Trustee be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any such Trust Stock or other document or endorsement or this Trust Agreement, except for the execution and delivery of this Trust Agreement by this Trustee. The Parent agrees that it will at all times protect, indemnify and save harmless the Trustee from any loss, damages, liability, cost or expense of any kind or character whatsoever in connection with this Trust, except those, if any, resulting from the gross negligence or willful misconduct of the Trustee, and will at all times undertake, assume full responsibility for, and pay on a current basis, but at least quarterly, all cost and expense of any suit or litigation of any character, whether or not involving a third party, including any proceedings before the STB, with respect to the Trust Stock or this Trust Agreement, and if the Trustee shall be made a party thereto, or be the subject of any investigation or proceeding (whether formal or informal), the Parent will pay all costs, damages and expenses, including reasonable counsel fees, to which the Trustee may be subject by reason thereof; provided, however, that Parent shall not be responsible for the cost and expense of any suit that the Trustee shall settle without first obtaining Parent's written consent. The indemnification obligations of Parent shall survive any termination of this Trust Agreement or the removal, resignation or other replacement of the Trustee. The Trustee may consult with counsel selected by it and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or omitted or suffered by the Trustee hereunder in good faith and in accordance with such opinion.

         13. To the extent requested to do so by Parent, Merger Subsidiary or any registered holder of a Trust Certificate, the Trustee shall furnish to the party making such request full information with respect to (i) all property theretofore delivered to it as Trustee, (ii) all property then held by it as Trustee, and (iii) all action theretofore taken by it as Trustee.

         14. The Trustee, or any trustee hereafter appointed, may at any time resign by giving sixty days' written notice of resignation to Parent, Merger Subsidiary and the STB. Parent shall at least fifteen days prior to the effective date of such notice appoint a successor trustee which shall (i) satisfy the requirements of Paragraph 9 hereof and (ii) be a corporation organized and doing business under the laws of the United States or of any State thereof and authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal or state authority. If no successor trustee shall have been appointed and shall have accepted appointment at least fifteen days prior to the effective date of such notice of resignation, the resigning Trustee may petition any authority or court of competent jurisdiction for the appointment of a successor trustee. Upon written assumption by the successor trustee of the Trustee's powers and duties hereunder a copy of the assumption shall be delivered by the Trustee to Parent and to Merger Subsidiary, and the STB and all registered holders of Trust Certificates shall be notified of such assumption, whereupon the Trustee shall be discharged of its powers and duties hereunder and the successor trustee shall become vested therewith. In the event of any material violation by the Trustee of the terms and conditions of this Trust Agreement, the Trustee shall become disqualified from acting as trustee hereunder as soon as a successor trustee shall have been selected in the manner provided by this paragraph.

         15. This Trust Agreement may from time to time be modified or amended by agreement executed by the Trustee, Parent, Merger Subsidiary and to the registered holder(s) of the Trust Certificates (i) pursuant to an order of the STB, (ii) with the prior approval of the STB, (iii) in order to comply with any order of the STB, or (iv) upon receipt of an opinion of counsel satisfactory to the Trustee and the registered holder(s) of Trust Certificates that an order of the STB approving such modification or amendment is not required and that the amendment is authorized under the Merger Agreement and is consistent with the regulations of the STB regarding voting trusts.

         16. The provisions of this Trust Agreement and the rights and obligations of the parties hereunder shall be governed by the laws of the State of Delaware, except that, to the extent any provision hereof may be found inconsistent with the ICC Termination Act of 1995 or regulation promulgated thereunder by the STB, such Act and regulations shall control and such provision hereof shall be given effect only to the extent permitted by such Act and regulations. In the event that the STB shall, at any time hereafter by final order, find that compliance with law requires any other or different action by the Trustee than is provided herein, the Trustee shall act in accordance with such final order instead of the provisions of this Trust Agreement.

         17. This Trust Agreement is executed in three counterparts, each of which shall constitute an original, and one of which shall be retained by Parent, one by Merger Subsidiary, and the other by the Trustee.

         18. A copy of this Agreement and any amendments or modifications thereto shall be filed with the STB by Parent.

         19. This Trust Agreement shall be binding upon the successors and assigns to the parties hereto, including without limitation successors to Parent by merger, consolidation or otherwise.

         20. For purposes of this Trust Agreement, the term "Surface Transportation Board" or "STB", includes any successor agency or governmental department that is authorized to carry out the responsibilities now carried out by the STB with respect to voting trusts and control of common carriers.

         21. (a) Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by U.S. mail, certified mail, return receipt requested or by Federal Express, Express Mail, or similar overnight delivery or courier service or delivered (in person or by telecopy) against receipt to the party to whom it is to be given at the address of such party set forth below (or to such other address as the party shall have given notice of):



         To the Trustee:                     The Bank of New York
                                             Corporate Trust Administration
                                             101 Barclay Street, 21W
                                             New York, NY  10286
                                             USA

                                             Attention:  W.T. Cunningham
                                                         Vice President




         To Parent and (prior to the Merger)
         Merger Subsidiary:                  Canadian National Railway Company
                                             935 de la Gauchetiere Street West
                                             16th Floor
                                             Montreal, Quebec, Canada
                                             H3B 2M9

                                             Attention:  Jean Pierre Ouellet
                                                         Chief Legal Officer
                                                         and Corporate Secretary

                  (b) Unless otherwise specifically provided herein, any notice to or communication with the registered holder(s) of the Trust Certificates hereunder shall be deemed to be sufficiently given or made if enclosed in postpaid envelopes (regular not registered mail) addressed to such holders at their respective addresses appearing on the Trustee's transfer books, and deposited in any post office or post office box. The addresses of the holders of Trust Certificates, as shown on the Trustee's transfer books, shall in all cases be deemed to be the addresses of Trust Certificate holders for all purposes under this Trust Agreement, without regard to what other or different addresses the Trustee may have for any Trust Certificate holder on any other books or records of the Trustee. Every notice so given of mailing shall be the date such notice is deemed given for all purposes.

         22. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, the non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and
(b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in any state or federal court sitting in Wilmington, Delaware. Each party hereto consents to personal jurisdiction in any such action brought in any state or federal court sitting in Wilmington, Delaware.

         IN WITNESS WHEREOF, Canadian National Railway Company and Blackhawk Merger Sub, Inc. have caused this Trust Agreement to be executed by their respective authorized officers, and their corporate seals to be affixed, attested by their respective Corporate Secretaries or Assistant Corporate Secretaries, and The Bank of New York has caused this Trust Agreement to be executed by one of its duly authorized corporate officers and its corporate seal to be affixed, attested to by its Corporate Secretary or one of its Assistant Corporate Secretaries, all as of the day and year first above written.


Attest:                                       Canadian National Railway Company

                                              By /s/ Jean Pierre Ouellet
----------------------------                    -------------------------------
                                                Jean Pierre Ouellet
                                                Chief Legal Officer and
                                                Corporate Secretary


Attest:                                       Blackhawk Merger Sub, Inc.


                                              By /s/ Jean Pierre Ouellet
----------------------------                    -------------------------------
                                                Jean Pierre Ouellet
                                                President & Director



Attest:                                       The Bank of New York


                                              By /s/ W.T. Cunningham
----------------------------                    -------------------------------
                                                W.T. Cunningham
                                                Vice President

                                                               ATTACHMENT A
                                                  TO VOTING TRUST AGREEMENT

No.                                                                  Shares

                            VOTING TRUST CERTIFICATE

                                       for

                                  COMMON STOCK

                           $0.001 PER SHARE PAR VALUE

                                       of

                          ILLINOIS CENTRAL CORPORATION

              INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE


         THIS IS TO CERTIFY that will ___________ be entitled, on the surrender of this Certificate, to receive on the termination of the Voting Trust Agreement hereinafter referred to, or otherwise as provided in Paragraph 8 of said Voting Trust Agreement, (i) a certificate or certificates, as the case may be, for [______] shares of the Common Stock, $0.001 per share par value, of Illinois Central Corporation, a Delaware corporation (the "Company"). This Certificate is issued pursuant to, and the rights of the holder hereof are subject to and limited by, the terms of a Voting Trust Agreement, dated as of March 13, 1998, executed by Canadian National Railway Company, a Canadian corporation, Blackhawk Merger Sub, Inc., a Delaware corporation ("Merger Subsidiary"and The Bank of New York, as Voting Trustee, a copy of which Voting Trust Agreement is on file in the registered office of Merger Subsidiary at [The Corporation Trust Co., 100 West Tenth Street, Wilmington, Delaware 19801], and open to inspection of any stockholder of the Company and the holder hereof. The Voting Trust Agreement, unless earlier terminated (or extended) pursuant to the terms thereof, will terminate on March 13, 2003, so long as no violation of 49 U.S.C. Sections 11323 will result from such termination.

         The holder of this Certificate shall be entitled to the benefits of said Voting Trust Agreement, including the right to receive payment equal to the cash dividends, if any, paid by the Company with respect to the number of shares represented by this Certificate.

         This Certificate shall be transferable only on the books of the undersigned Voting Trustee or any successor, to be kept by it, on surrender hereof by the registered holder in person or by attorney duly authorized in accordance with the provisions of said Voting Trust Agreement, and until so transferred, the Voting Trustee may treat the registered holder as the owner of this Voting Trust Certificate for all purposes whatsoever, unaffected by any notice to the contrary.

         By accepting this Certificate, the holder hereof assents to all the provisions of, and becomes a party to, said Voting Trust Agreement.

         IN WITNESS WHEREOF, the Voting Trustee has caused this Certificate to be signed by its officer duly authorized.


Dated:



                                                 By ___________________________
                                                        Authorized Officer



                   [FORM OF BACK OF VOTING TRUST CERTIFICATE]


                  FOR VALUE RECEIVED  ____________________________________
hereby sells, assigns, and transfers unto _______________________ the within Voting Trust Certificate and all rights and interests represented thereby, and does hereby irrevocably constitute and appoint _________________________________ Attorney to transfer said Voting Trust Certificate on the books of the within mentioned Voting Trust Certificate on the books of the within mentioned Voting Trustee, with full power of substitution in the premises.




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Dated:

In the Presence of:

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